EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-13281, 333-122368, 333-122369, 333-130164 and 333-134505 on Form S-8 and Registration Statement No. 333-124114 on Form S-3 of our reports dated March 13, 2007, relating to the consolidated financial statements and consolidated financial statement schedule of Cox Radio, Inc., and management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Cox Radio, Inc. for the year ended December 31, 2006.

/s/ DELOITTE & TOUCHE LLP

Atlanta, Georgia
March 13, 2007